UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                        FirstLink Communications, Inc.
               ------------------------------------------------
                               (Name of Issuer)

                          Common Stock, No Par Value
               ------------------------------------------------
                        (Title of Class of Securities)

                                   33762W108
                              -------------------
                                (CUSIP Number)

                                August 17, 1998
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]    Rule 13d-1(b)

[X]    Rule 13d-1(c)

[ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages

                                 SCHEDULE 13G

CUSIP No.  33762W108                                         Page 2 of 4 Pages
------------------------------------------------------------------------------
1.     Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only):

       Steven Mark Bathgate
------------------------------------------------------------------------------
2.     Check the Appropriate Box if a member of a Group (See Instructions)
       (a)  [ ]
       (b)  [ ]
------------------------------------------------------------------------------
3.     SEC Use Only

------------------------------------------------------------------------------
4.     Citizenship or Place of Organization:

       Colorado - USA
------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned
by Each Reporting Person             222,146
With:                           ---------------------------------------------
                                (6)  Shared Voting Power

                                     200,774
                                ---------------------------------------------
                                (7)  Sole Dispositive Power

                                     222,146
                                ---------------------------------------------
                                (8)  Shared Dispositive Power

                                     200,774
------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

       422,920
------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
       Instructions)    [ ]
------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (11)

       11.3%
------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

       IN

                                                             Page 3 of 4 Pages
------------------------------------------------------------------------------
Item 1.     (a)  FirstLink Communications, Inc.

            (b)  190 SW Harrison

                 Portland, Oregon  97201

Item 2.     (a)  Steven Mark Bathgate

            (b)  5350 S. Roslyn Street, Suite 380

                 Englewood, CO 80111

            (c)  U.S.A.

            (d)  Common Stock

            (e)  33762W108

Item 3. If this statement if filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)  [ ]
            (b)  [ ]
            (c)  [ ]
            (d)  [ ]
            (e)  [ ]
            (f)  [ ]
            (g)  [ ]
            (h)  [ ]
            (i)  [ ]
            (j)  [ ]

Item 4.     Ownership.

            (a)  422,920

            (b)  11.3%

            (c)  (i)  222,146

                 (ii) 200,774

                 (iii)222,146

                 (iv) 200,774

                                                             Page 4 of 4 Pages
------------------------------------------------------------------------------
Item 5.     Ownership of Five Percent or Less of a Class.  [ ]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Item 8.     Identification and Classification of Members of the Group.

Item 9.     Notice of Dissolution of Group.

Item 10.    Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect or changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                August 25, 1998
                                     -------------------------------------
                                                     Date


                                           /s/ Steven Mark Bathgate
                                     -------------------------------------
                                                   Signature


                                             Steven Mark Bathgate
                                     -------------------------------------
                                                  Name/Title